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                                                                    EXHIBIT 12.1

Gables Realty Limited Partnership
Calculation of Ratios of Earnings to Fixed Charges
Dollars in thousands

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
                                        Nine months
                                           ended                Years ended December 31,
                                         September 30, -------------------------------------------
                                             2000   1999      1998      1997      1996     1995
                                         ---------------------------------------------------------
Net income before gain on sale of
  real estate assets, loss on treasury
  locks and extraordinary items          $33,424   $44,085   $40,819   $31,931   $27,541   $18,369
                                         ---------------------------------------------------------

Plus Fixed Charges:
  Interest expense                        32,364    42,436    38,519    24,804    21,112    13,088
  Credit enhancement fees                  1,403     1,823     1,455       509       576       710
  Interest capitalized                     6,598     7,725     8,737     5,161     4,373     7,481
  Loan cost amortization expense             680       919       984       992     1,348       932
  Loan cost amortization capitalized         158       192       227       182       285     1,508
                                         ---------------------------------------------------------

Total Fixed Charges (1)                  $41,203   $53,095   $49,922   $31,648   $27,694   $23,719

Less:
Interest capitalized                       6,598     7,725     8,737     5,161     4,373     7,481
Loan cost amortization capitalized           158       192       227       182       285     1,508
                                         ---------------------------------------------------------

Adjusted Earnings (2)                    $67,871   $89,263   $81,777   $58,236   $50,577   $33,099
                                         ---------------------------------------------------------

Ratio (2 divided by 1)                     1.65x     1.68x     1.64x     1.84x     1.83x     1.40x
                                         =========================================================
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